Exhibit (A)(2)

DECLARATION OF TRUST

OF

PERMAL HEDGE STRATEGIES PORTFOLIO

(a Maryland Statutory Trust)

Dated as of May 15, 2013

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Section 11.4	Applicable Law; Forum Selection; Jury Waiver	33
Section 11.5	Tax Status; Tax Matters Partner; Income Tax Information	34
Section 11.6	Provisions in Conflict with Law or Regulations	34
Section 11.7	Writings	35

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DECLARATION OF TRUST

OF

PERMAL HEDGE STRATEGIES PORTFOLIO

THIS DECLARATION OF TRUST is made as of the 15th day of May, 2013 by the sole Trustee hereunder under the Maryland Act (as defined below).

WHEREAS, the Trust was formed by filing a Certificate of Trust with the SDAT (as defined below).

NOW, THEREFORE, the Trustee does hereby declare that all cash, securities and other Assets and properties, which the Trust may from time to time acquire in any manner, will be held IN TRUST, and that the Trustee will direct the management and business of the Trust upon the following terms and conditions for the benefit of the holders from time to time of shares of beneficial interest in this Trust as hereinafter set forth.

ARTICLE I

NAME AND DEFINITIONS

Section 1.1 Name.  This Trust shall be known as “Permal Hedge Strategies Portfolio” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

Section 1.2 Definitions.  Whenever used herein, unless otherwise required by the context or specifically provided, the following terms have the following respective meanings:

(a) “Accounting Period” means the period beginning on (a) in the case of the first Accounting Period, the Closing Date (as defined below) or such other date as the Trustees determine, in their sole discretion, and (b) in the case of each subsequent Accounting Period, the first calendar day following the last calendar day of the immediately preceding Accounting Period, as the case may be, and ending on the earliest of: (i) the date immediately preceding the next date on which additional capital contributions are made to the Trust, (ii) the next date on which any Interests (as defined below) are repurchased by the Trust, (iii) the last calendar day of each calendar quarter, (iv) the date on which the Trust terminates, or (v) such other date as the Trustees determine, in their sole discretion, that an allocation should be made among the Holders.

(b) “Assets” means all consideration received by the Trust for the purchase of any Interest, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be.

(c) “Book Capital Account” means, for any Holder (as defined below) at any time, the Book Capital Account of the Holder at such time with respect to the Holder’s beneficial interest in the Trust Property, determined in accordance with the method established by the Trustees pursuant to Sections 8.2 and 8.7 hereof.

(d) “Bylaws” means the Bylaws of the Trust referred to in Section 6.8 hereof, as from time to time amended, which Bylaws are expressly incorporated by reference herein as part of the Trust’s “governing instrument” within the meaning of the Maryland Act.

(e) “Capital Account” shall have the meaning given to it in Section 8.10 hereof.

(f) “Certificate of Trust” means the certificate of trust of the Trust, as filed with the SDAT (as defined below) in accordance with the Maryland Act, and as such certificate of trust may be amended or amended and restated from time to time.

(g) “Closing Date” means the initial closing date on which the Trust accepts subscriptions from one or more Holders (other than Legg Mason, Inc. or its affiliates) and issues Interests in consideration therefor.

(h) “Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time.

(i) “Commission” shall have the same meaning given to such term in the 1940 Act (as defined below).

(j) “Declaration” means this Declaration of Trust as amended, supplemented or amended and restated from time to time, which shall be the Trust’s “governing instrument” within the meaning of the Maryland Act. Reference in this Declaration of Trust to “Declaration,” “hereof,” “herein,” and “hereunder” shall be deemed to refer to this Declaration rather than exclusively to the article or section in which such words appear.

(k) “He,” “Him” and “His” shall include the feminine and neuter, as well as the masculine, genders.

(l) “Holder” means a record holder of any Interest in the Trust in its capacity as such.

(m) “Institutional Investor(s)” means any regulated investment company, segregated asset account, foreign investment company, common trust fund, group trust or other investment arrangement, whether organized within or without the United States of America, other than an individual, S corporation or partnership or a grantor trust beneficially owned by any individual, S corporation or partnership, unless, in the case of a partnership or a grantor trust beneficially owned by a partnership, the interests in the partnership are held by entities that otherwise meet the definition of Institutional Investor.

(n) “Interest” means the beneficial interest of a Holder in the Trust Property, including all rights, powers and privileges accorded to Holders by this Declaration, which interest may be expressed as a percentage, determined by calculating, at such times and on such basis as the Trustees shall from time to time determine, the ratio of each Holder’s Book Capital Account balance to the total of all Holders’ Book Capital Account balances. Reference herein to a specified percentage of, or fraction of, Interests, means Holders whose combined Book Capital Account balances represent such specified percentage or fraction of the combined Book Capital Account balances of all, or a specified group of, Holders of the Trust.

(o) “Interested Person” shall have the same meaning given to such term in the 1940 Act.

(p) “Maryland Act” shall refer to the Maryland Statutory Trust Act, as amended from time to time.

(q) “Net Asset Value” means from time to time the aggregate of the net asset values of each outstanding Interest, as determined under Section 8.7.

(r) “Net Loss” for any period of determination, means the excess, if any, of the Net Asset Value at the beginning of that period over the Net Asset Value at the end of that period, minus the amount of distributions and repurchases and plus the amount of any capital contributions to the Trust during that period.

(s) “Net Profit” for any period of determination, means the excess, if any, of the Net Asset Value at the end of that period over the Net Asset Value at the beginning of that period, plus the amount of any distributions and repurchases and minus the amount of any capital contributions to the Trust made during that period.

(t) “1940 Act” refers to the Investment Company Act of 1940 (and any successor statute) and the rules thereunder, all as amended from time to time, as may apply to the Trust, including pursuant to any exemptive, interpretive or other relief or guidance issued by the Commission or the staff of the Commission under such Act.

(u) “Nonrecourse Deductions” shall have the meaning specified in Treasury Regulations Section 1.704-2(b)(1).

(v) “Outstanding Interests” means those Interests shown from time to time on the books of the Trust or its transfer agent as then outstanding, but shall not include Interests which have been withdrawn, repurchased, cancelled or terminated by the Trust.

(w) “Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

(x) “Partner Nonrecourse Deductions” has the meaning specified in Treasury Regulations Section 1.704-2(i)(2).

(y) “Partnership Minimum Gain” has the meaning specified in Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d).

(z) “Person” means and includes natural persons, corporations, partnerships, limited partnerships, business trusts, limited liability partnerships, statutory trusts, limited liability companies, trusts, associations, joint ventures, estates, nominees and any other entity in its own or any representative capacity, whether or not legal entities, and governments and agencies and political subdivisions thereof, in each case whether domestic or foreign.

(aa) “SDAT” means the State Department of Assessments and Taxation of Maryland.

(bb) “Series” individually or collectively means each Series of Interests as may be established and designated from time to time by the Trustees pursuant to Section 4.9 hereof.

(cc) “Treasury Regulations” means the United States federal income tax regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. All references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations.

(dd) “Trust” refers to the Maryland statutory trust established under the Maryland Act by this Declaration and the filing of the Certificate of Trust with the SDAT.

(ee) “Trust Property” means any and all property, real or personal, tangible or intangible, which is owned or held by or for the account of the Trust.

(ff) “Trustees” means, at any time, the Person or Persons who have signed this Declaration and all other Persons who may from time to time be duly qualified and serving as Trustees in accordance with the provisions of Article V hereof, in each case if they shall at that time continue in office in accordance with the terms hereof, and reference herein to a Trustee or the Trustees shall refer to such Person or Persons in his capacity or their capacities as Trustees hereunder.

(gg) “Withdrawal” means the complete withdrawal of the Interest of a Holder of the Trust the result of which is to reduce the Book Capital Account balance of that Holder of the Trust to zero, and the term “withdraw” shall mean to effect a Withdrawal.

ARTICLE II

NATURE AND PURPOSE OF TRUST

The purpose of the Trust is to engage in, operate and carry on the business of a closed-end management investment company registered under the 1940 Act, and to do any and all acts or things as are necessary, convenient, appropriate, incidental or customary in connection therewith, both within and without the State of Maryland, and without limiting the foregoing or the other provisions hereof, the Trust may exercise all powers conferred by the laws of the State of Maryland upon a Maryland statutory trust formed pursuant to the Maryland Act.

ARTICLE III

PRINCIPAL PLACE OF BUSINESS; REGISTERED AGENT

The principal place of business of the Trust in the State of Maryland is 100 International Drive, Baltimore, Maryland 21202. Unless otherwise required by applicable law, the Trust shall at all times maintain at least one resident agent who shall be either an individual who resides in the State of Maryland or a Maryland corporation. The Trustees may change the principal place of business or such resident agent of the Trust from time to time by making the appropriate filing or filings with the SDAT.

ARTICLE IV

BENEFICIAL INTERESTS; HOLDERS

Section 4.1.  Beneficial Interest.  The beneficial interest of the Trust shall consist of Interests. The value of a Holder’s Interest in the Trust shall be equal to the Book Capital Account balance of the Holder in the Trust. The amount of authorized Interests in the Trust and the amount of Interests that may be purchased shall be unlimited. The Trustees shall have full power and authority to take such action with respect to the Interest as the Trustees may deem desirable.

Section 4.2.   Purchase of Interests.  Interests may be sold by the Trust only to Institutional Investors (including, without limitation, any Institutional Investor in which a Trustee, officer or agent of the Trust has an interest), as may be approved by the Trustees, for cash or other consideration acceptable to the Trustees (which may be in any one or more instances a certain specified consideration or certain specified considerations), subject to the requirements of the 1940 Act, at such time or times and on such terms as the Trustees, from time to time, may deem advisable, and the Trust may, in connection with a sale of Interests, acquire other Assets (including the acquisition of Assets subject to, and in connection with the assumption of, liabilities) and businesses. Notwithstanding the foregoing, the Trust shall have the right to refuse to sell Interests to any Person at any time and without any cause or reason therefor. A Holder may increase or decrease its Interest in the Trust in accordance with the provisions of Section 8.1 hereof.

Section 4.3  Rights of Holders.  The ownership of the Trust Property of every description and the right to conduct any business herein described is vested exclusively in the Trust. The Holders shall have no right or title in or to the Trust Property or to call for any partition or division of any property, profits, rights or interests of the Trust and the Holders shall have no interest therein other than the beneficial interest represented by their Interests. The death, incapacity, dissolution, termination, or bankruptcy of a Holder during the continuance of the Trust shall neither operate to terminate the Trust nor entitle the representative of any such Holder to an accounting or to take any action in court or elsewhere against the Trust or the Trustees, but shall entitle such representative only to the rights of said Holder under this Declaration. Neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust shall have any power to bind personally any Holder, or to call upon any Holder for the payment of any sum of money or assessment whatsoever other than such as the Holder may at any time personally agree to pay, provided however that any sales loads or charges, creation or withdrawal fees, account fees or any other fees or charges not prohibited as charges to Holders under applicable law shall not be deemed to be an assessment or payment for the purposes of this Declaration. Any Interest in the Trust shall be personal property giving only the rights specifically set forth in this Declaration. The Holders shall not, as such Holders, have any right to acquire, purchase or subscribe for any Interests or securities in the Trust that it may hereafter issue or sell, other than such right, if any, as the Trustees may determine. The Holders shall not be entitled to exercise the rights of objecting shareholders and shall have no appraisal rights with respect to their Interests and, except as otherwise determined by the Trustees from time to time, shall have no exchange or conversion rights with respect to their Interests. Every Holder, by virtue of purchasing an Interest and becoming a Holder, shall be held to have expressly assented and agreed to the terms of this Declaration and any other governing instrument and shall be bound thereby.

Section 4.4.  Ownership and Transfer of Interests; Small Accounts.  (a) The ownership of an Interest and the Book Capital Account balance of each Holder shall be recorded on the books of the Trust or, if there is a transfer or similar agent, on the books and records of such transfer or similar agent, which records shall be maintained on behalf of the Trust. No certificates representing the ownership of an Interest shall be issued except as the Trustees may otherwise determine from time to time. The Trust shall be entitled to treat a Holder of record as the holder in fact and shall not be bound to recognize any equitable or other claim of interest in such Holder’s Interest on the part of any other entity except as may be otherwise expressly provided by law. A Holder may transfer its Interest only with the prior written consent of the Trustees, which consent may be granted or withheld in the Trustees’ sole and absolute discretion. The Trustees may make such rules or impose such restrictions as they consider necessary or appropriate for the purchase of Interests, transfer of Interests and similar matters. The record books of the Trust, as kept by the Trust or any transfer or similar agent of the Trust, shall be conclusive as to who are the Holders and as to the Book Capital Account balance of each Holder from time to time. No Holder shall be entitled to receive any payment of a dividend or distribution, or to have notice given to him as provided herein or in the Bylaws, until he has provided such information as shall be required to the Trust or, as applicable, the Trust’s transfer or similar agent with respect to his Interest.

(b) In the event any certificates representing Outstanding Interests are at any time outstanding, the Trustees may at any time or from time to time determine that Interests shall no longer be represented by certificates, and in connection therewith, upon written notice to any Holder holding certificates representing Outstanding Interests, such certificates shall be cancelled, provided that such cancellation shall not affect the ownership by such Holder of such Interests, and following such cancellation, ownership and transfer of such Interests shall be recorded by book entry on the books of the Trust or its transfer or similar agent.

(c) The Trustees may establish, from time to time, one or more minimum account sizes for Holder accounts or may authorize the Trust to take any other such action with respect to minimum account sizes as may be deemed necessary or appropriate by the Trustees, in each case upon such terms as shall be established by the Trustees from time to time in their sole and absolute discretion.

Section 4.5.  Voting by Holders.  (a) Holders shall not have the power to vote on any matter except: (i) for the election or removal of Trustees to the extent and as provided in Article V hereof, and (ii) with respect to such additional matters relating to the Trust as may be required by law or as the Trustees may consider and determine necessary or desirable.

(b) On each matter submitted to a vote of the Holders, each Holder shall be entitled to a vote proportionate to his Book Capital Account as recorded on the books of the Trust determined at the close of business on the record date. On each matter submitted to a vote of the Holders, a Holder may apportion his vote with respect to a proposal in the same proportion as its own Shareholders (as defined in such Holder’s respective Declaration of Trust) voted with respect to that proposal. There shall be no cumulative voting in the election of Trustees or on any other matter submitted to a vote of the Holders. Interests may be voted in person or by proxy. Until Interests in the Trust are sold, the Trustees may exercise all rights of Holders of the Trust and may take any action required or permitted by law, this Declaration or the Bylaws to be taken by Holders of the Trust.

(c) Only Holders on the books of the Trust on the applicable record date will be entitled to vote on a matter. For the avoidance of doubt, the Trust shall be entitled to rely on any vote cast by a Holder, and, without any further or independent investigation, shall deem any vote cast by a Holder that holds of record Interests on behalf of one or more beneficial owners of Interests to have been taken in accordance with all applicable laws and regulations governing the relationship between the Holder and its beneficial owners and/or any contractual provision or other arrangement with any beneficial owner of Interests holding through such Holder.

(d) Except as may be required by the 1940 Act, on any matter submitted to a vote of the Holders of the Trust, all Interests of all Holders then entitled to vote shall be voted together.

Section 4.6.  Meetings.  Meetings of the Holders of the Trust may be called and held from time to time for the purpose of taking action upon any matter requiring the vote or authority of the Holders as herein provided or upon any other matter deemed by the Trustees to be necessary or desirable. The Trustees may set in the Bylaws, or may otherwise establish, provisions relating to the calling and holding of meetings (including the holding of meetings by electronic or other similar means), notice of meetings, record dates, place of meetings, conduct of meetings, voting by proxy, postponement, adjournment or cancellation of meetings and related matters.

Section 4.7.  Quorum and Action.  (a) The Trustees shall set forth in the Bylaws the quorum required for the transaction of business by the Holders at a meeting, which quorum shall in no event be less than Interests representing thirty percent (30%) of the voting power of the Interests entitled to vote at such meeting.

(b) The Holders shall take action by the affirmative vote of the Holders representing a majority, except in the case of the election of Trustees which shall only require a plurality of votes cast at a meeting of Holders at which a quorum is present, except as may be otherwise required by applicable law or any provision of this Declaration or the Bylaws.

Section 4.8.  Action by Written Consent in Lieu of Meeting of Holders.  Any action required or permitted to be taken at a meeting of the Holders may be taken, if (but only if) so directed by the Trustees, without a meeting by written action executed by Holders, as of a record date specified by the Trustees, holding not less than the minimum voting power that would have been necessary to take the action at a meeting, assuming that all of the Holders entitled to vote on that action were present and voting at that meeting. The written action shall be effective when it has been executed by the requisite number of Holders and delivered to the Secretary of the Trust, unless a different effective time is provided in the written action. Such a consent may be executed and delivered by electronic means in accordance with any procedures that may be adopted by the Trustees from time to time.

Section 4.9.  Series of Interests.

(a) Series.  The Trustees may from time to time authorize the division of Interests of the Trust into one or more Series. The relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series shall be established and designated by the Trustees and may be modified by the Trustees from time to time. The amount of authorized Interests of each Series and the amount of Interests of each Series that may be issued shall be unlimited. The Trustees may divide or combine the issued or unissued Interests of any Series into a greater or lesser number; classify or reclassify any unissued Interests of any Series into one or more Series; combine two or more Series into a single Series; change the name or other designation of a Series; and take such other action with respect to the Series as the Trustees may deem desirable. Each Series shall have such business purpose or investment objective as shall be determined by the Trustees. Each Interest of a Series shall represent a beneficial interest in the net Assets allocated or belonging to such Series only, and such interest shall not extend to the Assets of the Trust generally (except to the extent that general Assets are allocated to such Series). All references to Interests in this Declaration shall be deemed to include references to Interests of any or all Series as the context may require.

(b) Establishment and Designation of Series.  The establishment and designation of any Series of Interests shall be effective upon the adoption by a majority of the Trustees of a resolution (or upon a later date specified in such resolution) that sets forth such establishment and designation and the relative rights, preferences, privileges, limitations, restrictions and other relative terms of such Series, whether directly in such resolution or by reference to one or more documents or instruments outside this Declaration and outside the resolutions, as the same may be in effect from time to time, including any prospectus relating to such Series, and any such resolutions, documents and instruments shall be deemed to be incorporated by reference herein as part of the Trust’s “governing instrument” within the meaning of the Maryland Act. The Trustees may amend or supplement the Declaration to include the terms of any such additional Series or the terms of any reclassified Interests.

Section 4.10.  Disclosure of Holdings.  Holders in the Trust shall upon demand disclose to the Trust in writing such information with respect to direct and indirect ownership of Interests in the Trust as the Trustees deem necessary to comply with the provisions of the Code; to comply with the requirements of any other law or regulation; or as the Trustees may otherwise decide, and ownership of Interests may be disclosed by the Trust if so required by applicable law or as the Trustees may otherwise decide.

Section 4.11.  Access to Trust Records.  Holders shall have no right under the Maryland Act to inspect the records, lists of Holders, documents, accounts and books of the Trust, and except to the extent required by law other than the Maryland Act, Holders shall be permitted to inspect only such records, lists of Holders, documents, accounts and books of the Trust as the Trustees may determine from time to time.

Section 4.12.  Communications with Holders.  Any notices, reports, statements, or communications with Holders of any kind required under this Declaration, including any such communications with Holders or their counsel or other representatives required under Section 9.8 hereof, or otherwise made by the Trust or its agents on behalf of the Trust, shall be governed by the provisions pertaining thereto in the Bylaws.

ARTICLE V

THE TRUSTEES

Section 5.1.  Management of the Trust.  The business and affairs of the Trust shall be managed under the direction of the Trustees, and they shall have all powers necessary and desirable to carry out that responsibility, including, without limitation, those powers described more fully in Article VI hereof.

Section 5.2.  Qualification and Number.  Each Trustee shall be a natural Person. A Trustee need not be a citizen of the United States or a resident of the State of Maryland. By a majority vote or consent of the Trustees as may then be in office, the Trustees may from time to time establish, increase or decrease the number of Trustees. No decrease in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his term, but the number of Trustees may be decreased in conjunction with the removal of a Trustee pursuant to Section 5.4 hereof.

Section 5.3.  Term and Election.  Except as provided in Section 5.4 below, each Trustee shall hold office until the next meeting of Holders called for the purpose of considering the election or re-election of such Trustee or of a successor to such Trustee, and until his successor, if any, is elected, qualified and serving as a Trustee hereunder. Any Trustee vacancy may be filled by the affirmative vote or consent of a majority of the Trustees then in office, except as prohibited by the 1940 Act, or, if for any reason there are no Trustees then in office, vacancies may be filled by the officers of the Trust elected pursuant to Section 6.2(b)(iii) hereof, or may be filled in any other manner permitted by the 1940 Act.

Section 5.4.  Resignation, Retirement and Removal.  Any Trustee may resign or retire as a Trustee at any time by delivering his resignation to the Chair, if any, the President or the Secretary, and such resignation or retirement shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Any Trustee who has attained a mandatory retirement age or term limit established pursuant to, or who is otherwise required to retire in accordance with, any written policy adopted from time to time by at least two-thirds (2/3) of the Trustees shall, automatically and without action of such Trustee or the remaining Trustees, be deemed to have retired in accordance with the terms of such policy, effective as of the date determined in accordance with such policy; and any Trustee who has become incapacitated by illness or injury as determined by a majority of the other Trustees or declared incompetent by a court of appropriate jurisdiction, may be retired by written instrument signed by a majority of the other Trustees. Except as aforesaid, any Trustee may be removed from office, with or without cause, only (i) by action of at least two-thirds (2/3) of the voting power of the Outstanding Interests, or (ii) by the action of at least two-thirds (2/3) of the remaining Trustees, specifying the date when such removal shall become effective. Except to the extent expressly provided in a written agreement to which the Trust is a party or in a written policy adopted by the Trustees, no resigning, retiring or removed Trustee shall have any right to any compensation for any period following his resignation, retirement or removal, or any right to damages on account of such resignation, retirement or removal.

Section 5.5.  Vacancies.  The death, resignation, retirement, removal, or incapacity of one or more of the Trustees, or all of them, shall not operate to annul the Trust or to revoke any existing agency created pursuant to the terms of this Declaration. Whenever a vacancy in the number of Trustees shall occur, until such vacancy is filled as provided herein, or the number of Trustees as fixed is reduced, the Trustees in office, regardless of their number, shall have all the powers granted to the Trustees, and during the period during which any such vacancy shall occur, only the Trustees then in office shall be counted for the purposes of the existence of a quorum or any action to be taken by such Trustees.

ARTICLE VI

POWERS OF TRUSTEES

Section 6.1.  General Powers.  The Trustees shall have exclusive and absolute control over the Trust Property and over the business of the Trust but with full powers of delegation, except as may otherwise be expressly prohibited by this Declaration. The Trustees shall have the power to direct the business and affairs of the Trust and carry on the Trust’s operations and maintain offices both within and outside the State of Maryland, and to do or authorize all such other things and execute or authorize the execution of all such instruments as they deem necessary, proper or desirable in order to promote the interests of the Trust. With respect to any power or authority of the Trustees hereunder, whether stated or implied, the Trustees shall have all further powers and authority as may be necessary, incidental, relative, conducive, appropriate or desirable for the accomplishment, carrying out or attainment of any action authorized by the Trustees. In construing the provisions of this Declaration, the presumption shall be in favor of a grant of power to the Trustees. Without limiting the foregoing, the Trustees shall have power and authority to cause the Trust to operate and carry on the business of a closed-end management investment company registered under the 1940 Act and the Trustees shall exercise all the powers as are necessary, convenient, appropriate, incidental or customary in connection therewith and may exercise all powers which are ordinarily exercised by the trustees of a statutory trust. The enumeration of any specific power herein shall not be construed as limiting the aforesaid general powers. Such powers of the Trustees may be exercised without order of or resort to any court. Whenever in this Declaration the Trustees are given power or authority to act on behalf of the Trust or to direct, authorize or cause the Trust to take any action, such power and authority shall apply, mutatis mutandis, to any action of the Trust.

Section 6.2.  Certain Specific Powers.  (a) Investments. The Trustees shall not in any way be bound or limited by present or future laws, rules, regulations, or customs in regard to investments by fiduciaries, but shall have full power and authority to authorize the Trust to make, invest and reinvest in, to buy or otherwise acquire, to hold, for investment or otherwise, to borrow, to sell, terminate, exercise or otherwise dispose of, to lend or to pledge, to write, enter into, engage, trade or deal in any and all investments or investment strategies as they may deem proper at any time and from time to time to accomplish the purpose of the Trust. In furtherance of, and in no way limiting, the foregoing, the Trustees shall have power and authority to authorize the Trust:

(i) to exercise powers and rights of subscription or otherwise which in any manner arise out of ownership of securities or other Assets;

(ii) to hold any security or property in a form not indicating any trust, whether in bearer, unregistered or other negotiable form or either in the Trust’s name or in the name of a custodian or a nominee or nominees;

(iii) to exercise all rights, powers and privileges of ownership or interest in all securities and other Assets included in the Trust Property, including the right to vote thereon and otherwise act with respect thereto and to do all acts for the preservation, protection, improvement and enhancement in value of all such Assets;

(iv) to acquire (by purchase, lease or otherwise) and to hold, use, maintain, develop and dispose of (by sale or otherwise) any property, real or personal, tangible or intangible, including cash, securities, currencies, any commodities, and any interest therein;

(v) to borrow money for any purpose and in this connection issue notes or other evidence of indebtedness;

(vi) to secure borrowings by mortgaging, pledging or otherwise subjecting as security all or any portion of the Trust Property;

(vii) to endorse, guarantee, or undertake the performance of any obligation or engagement of any other Person;

(viii) to lend money or any other Trust Property;

(ix) to aid by further investment any corporation, company, trust, association or firm, any obligation of or interest in which is included in the Trust Property or in the affairs of which the Trustees have any direct or indirect interest and to do all acts and things designed to protect, preserve, improve or enhance the value of such obligation or interest;

(x) to guarantee or become surety on any or all of the contracts, stocks, bonds, notes, debentures and other obligations of any such corporation, company, trust, association or firm;

(xi) to consent to or participate in any plan for the reorganization, consolidation or merger of any corporation or issuer, any security or property of which is held in the Trust;

(xii) to consent to any contract, lease, mortgage, purchase, or sale of property by such corporation or issuer;

(xiii) to pay calls or subscriptions with respect to any security held in the Trust; and

(xiv) to join with other security holders in acting through a committee, depositary, voting trustee or otherwise, and in that connection to deposit any security with, or transfer any security to, any such committee, depositary or trustee, and to delegate to them such power and authority with relation to any security (whether or not so deposited or transferred) as the Trustees shall deem proper, and to agree to pay, and to pay, such portion of the expenses and compensation of such committee, depositary or trustee as the Trustees shall deem proper.

(b) Additional Powers.  The Trustees shall have the power and authority on behalf of the Trust:

(i) to employ, engage or contract with, and make payments to, such Persons as the Trustees may deem desirable for the transaction of the business of the Trust, including, without limitation, any Trustee or officer of the Trust or any firm of which any such Trustee or officer is a member, whether as agents or independent contractors of the Trust, or as delegates of the Trustees, officers, or any other Person who may be involved with the management of the business affairs of the Trust, to have such titles, and such rights, powers and duties as the Trustees may determine from time to time, and to terminate any such employment, engagement or contract or other relationship;

(ii) to authorize the Trust to enter into joint ventures, partnerships and any other combinations or associations;

(iii) to elect and remove such officers as they consider appropriate;

(iv) to authorize the Trust to indemnify any Person with whom the Trust has dealings, including, without limitation, any investment adviser or sub-adviser, distributor, administrator or sub-administrator, custodian or sub-custodian, transfer agent or sub-transfer agent, selected dealers, other agents or independent contractors, to such extent as the Trustees shall determine;

(v) to authorize the Trust to purchase, and pay for out of Trust Property, (A) insurance policies insuring the Holders, Trustees, officers, employees and any other Persons, including, without limitation, any investment adviser or sub-adviser, distributor, administrator or sub-administrator, custodian or sub-custodian, transfer agent or sub-transfer agent, selected dealers, other agents or independent contractors, against any or all claims arising by reason of holding any such position or by reason of any action taken or omitted by any such Person in such capacity, (B) insurance for the protection of Trust Property, (C) insurance as may be required by applicable law, or (D) such other insurance as the Trustees shall deem advisable, in each case as the Trustees shall determine;

(vi) to authorize the Trust to establish pension, profit-sharing, share purchase, deferred compensation, and other retirement, incentive and benefit plans, including the purchasing of life insurance and annuity contracts as a means of providing such retirement and other benefits, for any Trustees, officers, employees and agents of the Trust;

(vii) to authorize the Trust to guarantee indebtedness or contractual obligations of others;

(viii) to determine and change the fiscal year of the Trust and the method by which its accounts shall be kept;

(ix) to adopt a seal for the Trust, but the absence of such seal shall not impair the validity of any instrument executed on behalf of the Trust; and

(x) to engage in any other lawful act or activity in connection with or incidental to any of the powers enumerated in this Declaration, to do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any object or the furtherance of any power herein set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant to or growing out of or connected with the aforesaid business or purposes, objects or powers.

(c) The foregoing enumeration of the powers and authority of the Trustees shall be read as broadly and liberally as possible, it being the intent of the foregoing in no way to limit the Trustees’ powers and authority.

Section 6.3.  Sale and Repurchase of Interests.  The Trustees shall have the power to authorize the Trust to sell, repurchase, withdraw, retire, cancel, acquire, hold, resell, dispose of, transfer, and otherwise deal in Interests and in any options, warrants or other rights to purchase Interests or any other interests in the Trust other than Interests. Except as otherwise provided in this Declaration, no Holder will have the right to withdraw Interests or tender Interests to the Trust for repurchase.

Section 6.4.  Delegation; Committees.  The Trustees shall have power to delegate from time to time to one or more of their number or to officers, employees, agents or independent contractors of the Trust the doing of such things and the execution of such instruments either in the name of the Trust or the names of the Trustees or otherwise as the Trustees may deem expedient, except to the extent such delegation is prohibited by the 1940 Act.

Without limiting the foregoing, and notwithstanding any provisions herein to the contrary, the Trustees may by resolution appoint committees consisting of one or more Trustees then in office and such other members as the Trustees shall approve, which committees may be empowered to act for and bind the Trustees and the Trust, as if the acts of such committees were the acts of all the Trustees then in office.

Section 6.5.  Collection and Payment.  The Trustees shall have the power to authorize the Trust to: collect all money or other property due to the Trust; to pay all claims, including taxes, against the Trust Property; to prosecute, defend, arbitrate, compromise or abandon any claims relating to the Trust Property; to foreclose any security interest securing any obligations, by virtue of which any money or other property is owed to the Trust; and to enter into releases, agreements and other instruments; but the Trustees shall have no liability for failing to authorize the Trust to do any of the foregoing.

Section 6.6.  Expenses.  The Trustees shall have the power to authorize the Trust to incur and pay any expenses which, in the opinion of the Trustees, are necessary or incidental to carry out any of the purposes of this Declaration, to pay compensation from the funds of the Trust to themselves as Trustees and to reimburse themselves from the funds of the Trust for their expenses and disbursements. The Trustees shall fix the compensation of all officers, employees and Trustees.

Section 6.7.  Manner of Acting.  Except as otherwise provided herein, under applicable law or in the Bylaws, any action to be taken or determination made by the Trustees may be taken or made by a majority of the Trustees present at a meeting of Trustees (a quorum being present), including any meeting held by means of a conference telephone circuit or similar communications equipment by means of which all Persons participating in the meeting can hear each other, or by written consents of a majority of Trustees then in office. Any such action or determination may be made by reference to one or more documents or instruments or policies or procedures outside this Declaration and outside the resolutions of the Trustees. Any written consents may be executed and delivered by electronic means. Except as set forth specifically in this Declaration, any action that may be taken by the Trustees may be taken by them in their sole and absolute discretion and without the vote or consent of Holders.

Section 6.8.  Bylaws.  The Trustees may adopt Bylaws not inconsistent with this Declaration to provide for the conduct of the business of the Trust and shall have the exclusive power to amend or repeal such Bylaws.

Section 6.9.  Principal Transactions.  Except in transactions not permitted by the 1940 Act, the Trustees may authorize the Trust to buy any securities or other Assets from or sell or lend any securities or other Assets of the Trust to, any affiliate of the Trust or any account managed by an affiliate of the Trust, any Trustee or officer of the Trust or any firm of which any such Trustee or officer is a member acting as principal, or have any such dealings with any investment adviser (or sub-adviser), distributor, administrator (or sub-administrator), custodian (or sub-custodian), transfer agent or (sub-transfer agent) or affiliate of the Trust or any account managed by an affiliate of the Trust.

Section 6.10.  Effect of Trustees’ Determination.  Any action taken or determination made by or pursuant to the direction of the Trustees and consistent with the provisions of this Declaration shall be final and conclusive and shall be binding upon the Trust, every Holder at any time of an Interest and any other Person.

ARTICLE VII

SERVICE PROVIDERS

Section 7.1.  Investment Adviser and Administrator.  The Trust may enter into contracts with one or more Persons, to act as investment adviser, investment sub-adviser, manager, administrator, sub-administrator or other agent or independent contractor to the Trust, and as such to perform such functions as the Trustees may deem reasonable and proper, including, without limitation, investment advisory, management, research, valuation of Assets, clerical and administrative functions, under such terms and conditions, and for such compensation, as the Trustees may deem advisable. The Trustees may also authorize or direct any adviser or sub-adviser to employ one or more sub-advisers from time to time and any administrator to employ one or more sub-administrators from time to time, upon such terms and conditions as shall be approved by the Trustees.

Section 7.2.  Underwriter; Transfer Agent; Holder Servicing Agent; Custodian.  The Trust may enter into a contract or contracts with one or more Persons to act as underwriters or distributors whereby the Trust may either agree to sell Interests in the Trust to the other party or parties to the contract or appoint such other party or parties its sales agent or agents for such Interests or a contractor for the sale of such Interests, all with such other provisions as the Trustees may deem reasonable and proper, and the Trust may from time to time enter into transfer agency, sub-transfer agency and/or Holder servicing contract(s), in each case with such terms and conditions, and providing for such compensation, as the Trustees may deem advisable.

All securities and cash of the Trust shall be held pursuant to a written contract or contracts with one or more custodians and subcustodians or shall otherwise be held in accordance with the 1940 Act.

Section 7.3.  Parties to Contract.  Any contract of the character described in this Article VII may be entered into with any Person, including, without limitation, the investment adviser, any investment sub-adviser or an affiliate of the investment adviser or sub-adviser, although one or more of the Trustees, officers, or Holders of the Trust may be an officer, director, trustee, shareholder, or member of such other party to the contract, or otherwise interested in such contract, and no such contract shall be invalidated or rendered voidable by reason of the existence of any such relationship, nor shall any Person holding such relationship be liable merely by reason of such relationship for any loss or expense to the Trust under or by reason of said contract or accountable for any profit realized directly or indirectly therefrom. The same Person may be a party to more than one contract entered into pursuant to this Article VII and any individual may be financially interested or otherwise affiliated with Persons who are parties to any or all of the contracts mentioned in this Article VII.

Section 7.4.  Further Authority of Trustees.  The authority of the Trustees hereunder to authorize the Trust to enter into contracts or other agreements or arrangements shall include the authority of the Trustees to modify, amend, waive any provision of, supplement, assign all or a portion of, novate, or terminate such contracts, agreements or arrangements. The enumeration of any specific contracts in this Article VII shall in no way be deemed to limit the power and authority of the Trustees as set forth in Section 6.2 hereof to authorize the Trust to employ, contract with or make payments to such Persons as the Trustees may deem desirable for the transaction of the business of the Trust.

ARTICLE VIII

INCREASES, DECREASES AND WITHDRAWALS OF INTERESTS;

DETERMINATION OF BOOK CAPITAL ACCOUNT AND CAPITAL

ACCOUNT BALANCES AND

DISTRIBUTIONS

Section 8.1.  Increases, Decreases and Withdrawal of Interests.  Increases, decreases or Withdrawals of Interests shall be made only as determined and authorized by the Trustees from time to time at such offices or agencies and in accordance with such conditions, not inconsistent with the 1940 Act, as may be specified by the Trustees. Subject to applicable law and to the provisions of this Declaration, when authorized by the Trustees, a Holder may vary its Interest in the Trust by an increase (through a capital contribution) or a decrease (through a capital withdrawal) or a Withdrawal of its Interest. An increase in the Holder’s Interest shall be reflected as an increase in the Book Capital Account balance of that Holder and a decrease in the Holder’s Interest or the Withdrawal of that Holder’s Interest shall be reflected as a decrease in the Book Capital Account balance of that Holder. An increase, decrease or withdraw of such Holder’s Interest shall be for an amount determined by the application of a formula adopted for such purpose from time to time by resolution of the Trustees; provided that (a) the amount received by the Holder upon any such decrease or Withdrawal shall not exceed the decrease in the Holder’s Book Capital Account balance effected by such decrease or Withdrawal of its Interest, and no such decrease or Withdrawal shall decrease the Holder’s Book Capital Account balance below zero, and (b) if so authorized by the Trustees, the Trust may, at any time and from time to time, charge fees for effecting any such decrease or Withdrawal, at such rates as the Trustees may establish.

No withdrawal of any Interest shall occur on a day unless the Book Capital Account balance of Holders shall be determined on that day as provided in Section 8.2 below. A Holder which has withdrawn its Interest may not be permitted to purchase Interests until the later of sixty (60) calendar days after the date of such Withdrawal or the first day fiscal year next succeeding the fiscal year during which such Withdrawal occurred.

Section 8.2.  Book Capital Account Balances.  The Book Capital Account balance of Holders shall be determined on such days and at such time or times as the Trustees may determine in accordance with Section 8.7 hereof. Upon the Withdrawal of an Interest, the Holder of that Interest shall be entitled to receive the balance of its Book Capital Account. A Holder may transfer all or a portion of its Book Capital Account balance only with the prior written consent of the Trustees, which consent may be granted or withheld in the Trustees’ sole and absolute discretion.

Section 8.3.  Distributions to Holders.  The officers of the Trust shall in compliance with the Code, the 1940 Act and generally accepted accounting principles, as authorized by the Trustees, make payment of distributions, if any, to Holders, including upon liquidation. The officers may, subject to any direction from the Trustees, retain from the Assets of the Trust such amount as they may deem necessary to pay the liabilities and expenses of the Trust. All distributions to Holders shall be distributed only from the Assets. Such distributions may be paid in cash and/or in securities or other property, and the composition of any such distribution shall be determined by the Trustees and may be different among Holders; provided, however, that the amounts distributed to Holders shall be in proportion to their Book Capital Accounts. Notwithstanding any provision of this Declaration to the contrary, the Trustees are authorized to withhold and pay over to the Internal Revenue Service or any other taxing authority, pursuant to Sections 1441, 1442, 1445 or 1446 of the Code, or any successor provisions or comparable provisions of other applicable tax laws (including any applicable state or local withholding), at the times required by those sections or provisions, the amounts the Trust is required to withhold under those sections or provisions, as from time to time in effect. Each Holder shall furnish the Trust with such information, forms and certifications as it may require or as may be required by any taxing authority and as are necessary to comply with the laws governing the obligations of withholding tax agents (e.g., foreign, federal, state or local), as well as such information, forms and certifications as are necessary with respect to any withholding taxes imposed by countries other than the United States. For purposes of this Declaration, the amount of any taxes or similar charges or levies paid by or withheld from the income of the Trust shall be allocated among the Holders as reasonably determined by the Trustees and such allocated amounts shall be deemed to have been distributed to each Holder and shall be charged as of the date of payment against the Capital Accounts of the Holders.

Section 8.4.  Payment.  Payment made with respect to the decrease in or Withdrawal of a Holder’s Interest shall be made in cash or in property or any combination thereof out of the Assets belonging to the Trust, and the composition of any such payment may be different among Holders, at such time and in the manner as may be specified from time to time by the Trustees. In no event shall the Trust be liable for any delay of any other person in transferring securities or other property selected for delivery as all or part of any such payment.

Section 8.5.  Decrease or Withdrawal by Action of the Trust.  The Trustees may, in their discretion, require the Trust to decrease in part or withdraw any Holder’s Interest for any reason at any time. The decrease or Withdrawal shall be effected in the manner described in this Article VIII.

Section 8.6.  Intentionally Omitted.

Section 8.7.  Determination of Value of Book Capital Account and Net Asset Value; Valuation of Portfolio Assets.  The Trustees may from time to time prescribe such bases and times for determining the value of Book Capital Accounts of the Trust and may prescribe or approve the procedures and methods for determining the value of portfolio Assets as they may deem necessary or desirable. The Net Asset Value of each outstanding Interest in the Trust shall be determined at such time or times on such days as the Trustees may determine, in accordance with the 1940 Act.

Section 8.8  Reserves.  The Trustees may set apart, from time to time, out of any funds of the Trust a reserve or reserves for any proper purpose, and may abolish any such reserve.

Section 8.9.  Determination by Trustees.  The Trustees may make any determinations they deem necessary with respect to the provisions of this Article VIII, including, but not limited to, the following matters: the amount of the Assets, obligations, liabilities and expenses of the Trust; the amount of the net income of the Trust from dividends, capital gains, interest or other sources for any period and the amount of Assets at any time legally available for the payment of dividends or distributions; which items are to be treated as income and which as capital; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges were created shall have been paid or discharged); the market value, or any other price to be applied in determining the market value, or the fair value, of any security or other asset owned or held by the Trust; and the number of Outstanding Interests in the Trust.

Section 8.10.  Capital Accounts.  The Trust shall establish a capital account with respect to each Holder for partnership accounting purposes (a “Capital Account”). The initial balance of a Holder’s Capital Account shall be the amount of cash or the market value of any property contributed to the Trust by such Holder less any applicable sales load or placement fee. The initial balance of the Capital Account of each Holder shall from time to time be:

(i) increased by the positive adjustments to such Holders’ Capital Account provided for in this Article; and

(ii) decreased by (a) the amount of any cash and the market value of other property distributed to such Holder and (b) the negative adjustments to such Holder’s Capital Account provided for in this Article.

Section 8.11.  Capital Account Allocations.  (a) Except as provided in Section 8.11(h), as of the last calendar day of each Accounting Period, the Capital Account of each Holder shall initially be credited to reflect the Net Profit or debited to reflect the Net Loss of the Trust during such Accounting Period, pro rata in proportion to the Holders’ respective Capital Account balances at the beginning of the Accounting Period. All calculations of Net Profit and Net Loss shall be made after deduction for all general, administrative, and other operating expenses of the Trust and any amounts necessary, in the Trustee’s discretion, as appropriate reserves therefor.

(b) The foregoing provisions and the other provisions herein regarding Capital Account maintenance are intended to comply with the provisions of Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied consistently therewith.

(c) Notwithstanding anything to the contrary contained herein, any Holder that unexpectedly receives an allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that creates or increases a deficit balance in the Holder’s Capital Account shall be allocated items of gross income and gain for Capital Account purposes in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance as quickly as possible. Any amounts allocated pursuant to this Section 8.11(c) for any Accounting Period shall be excluded from Net Profit or Net Loss for the Accounting Period.

(d) If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Trust taxable year, the Holders shall be specially allocated items of Trust income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 8.11(d) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(e) Nonrecourse Deductions shall be allocated to the Holders in proportion to their Capital Account balances.

(f) Partner Nonrecourse Deductions shall be allocated in accordance with Treasury Regulations Section 1.704-2(i)(1).

(g) Notwithstanding anything to the contrary contained herein, but subject to Sections 8.11(b) and (c), if any allocations are made pursuant to Sections 8.11(b) or 8.11(c), subsequent allocations pursuant to this Section 8.11 shall be made so that the net amount of any items allocated to each Holder shall, to the extent possible, be equal to the net amount that would have been allocated to each Holder if allocations pursuant to Section 8.11(b) or 8.11(c) had not been made.

(h) The foregoing provisions and the other provisions of this Declaration relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with those Treasury Regulations.

Section 8.12.  Changes of Interest.  To determine possible varying interests of Holders during a taxable year, the Trust may use any method allowable under the Code and deemed advisable by the Trustees.

Section 8.13.  Tax Allocations.  For each taxable year of the Trust, items of income, gain, loss, deduction or credit (including items of income or gain which are not subject to federal income taxation and items which are not deductible for federal income tax purposes and not properly chargeable to a capital account) shall be allocated solely for income tax purposes among the Holders in any manner, as reasonably determined by the Trustees, that reflects equitably amounts credited or debited to each Holder’s Capital Account for the current and prior taxable years. In this regard, the Trust may specially allocate additional items of ordinary income or loss or capital gain (including short-term capital gain) or loss to a Holder whose Interests are redeemed or repurchased pursuant to Section 6.3 insofar as is possible to reduce the difference, if any, between the aggregate amounts allocated to such Holder’s Capital Account and the aggregate amount of tax items allocated to such Holder. For purposes of the foregoing, the Trust may determine that an equitable method of allocation includes, without limitation, an allocation (i) pro rata based upon the relative differences between amounts allocated to the Capital Accounts and the aggregate amounts of tax items allocated to the relevant Holders, or (ii) solely to the relevant Holders with the greatest such differences (taking into account such allocations). These allocations shall be made pursuant to the general principles of Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder.

Section 8.14.  Adjustments to Take Account of Interim Year Events.  If the Code or Treasury Regulations require a withholding or other adjustment to the Capital Account of a Holder or some other interim year event occurs necessitating in the Trustees’ judgment an equitable adjustment, the Trustees will make such adjustments in the determination and allocation among the Holders of Net Loss, Net Profit, Capital Accounts, items of income (including gross income), deduction, gain, loss, credit or withholding for tax purposes, accounting procedures or such other financial or tax items as will equitably take into account such interim year event and applicable provisions of law, and the determination thereof by the Trustees will be final and conclusive as to all of the Holders.

ARTICLE IX

LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 9.1.  No Personal Liability of and Indemnification of Holders.  No personal liability for any debt, liability or obligation or expense incurred by, contracted for, or otherwise existing with respect to, the Trust shall attach to any Holder or former Holder of the Trust. In case any Holder or former Holder of the Trust shall be held to be personally liable solely by reason of his being or having been a Holder and not because of his acts or omissions or for some other reason, the Holder or former Holder (or his heirs, executors, administrators or other legal representatives or in the case of a corporation or other entity, its corporate or other general successor) shall be entitled out of the Assets of the Trust to be held harmless from and indemnified against all loss and expense arising from such liability; provided, however, there shall be no liability or obligation of the Trust arising hereunder to reimburse any Holder for taxes paid by reason of such Holder’s ownership of any Interests or for losses suffered by reason of any changes in value of any Trust Assets. The Trust shall, upon request by the Holder or former Holder, assume the defense of any claim made against the Holder for any act or obligation of the Trust and satisfy any judgment thereon. Except as otherwise specifically provided in this Declaration or in the Bylaws, the Trust shall have no obligation to pay or reimburse on behalf of any Holder, or to indemnify any Holder against, any fees, expenses or costs arising under any circumstances, whether in connection with a proceeding of any kind or otherwise.

Section 9.2.  Limitation of Liability of Trustees and Others.  (a) No Liability to Third Parties.  No person who is or has been a Trustee, officer, or employee of the Trust shall be subject to any personal liability whatsoever to any Person, other than the Trust or its Holders, in connection with the affairs of the Trust; and all Persons shall look solely to the Trust Property for satisfaction of claims of any nature arising in connection with the affairs of the Trust.

(b) Limitation of Liability to Trust and Holders.  Subject to applicable federal law, no Person who is or has been a Trustee or officer of the Trust shall be liable to the Trust or to any Holder for money damages except (i) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property, or services or (ii) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

(c) No Liability for Acts of Others.  Without limiting the foregoing limitations of liability contained in this Section 9.2, a Trustee shall not be responsible for or liable in any event for any neglect or wrongdoing of any officer, employee, investment adviser, sub-adviser, principal underwriter, custodian, transfer agent or other agent or independent contractor of the Trust, nor shall any Trustee be responsible or liable for the act or omission of any other Trustee (or for the failure to compel in any way any former or acting Trustee to redress any breach of trust).

Every note, bond, contract, instrument, certificate or undertaking and every other act or thing whatsoever executed or done by or on behalf of the Trust or the Trustees or any of them in connection with the Trust shall be conclusively deemed to have been executed or done only in or with respect to his or their capacity as a Trustee or Trustees and neither such Trustee or Trustees shall be personally liable thereon.

All Persons extending credit to, contracting with or having any claim against the Trust shall look only to the Assets of the Trust Property for payment under such credit, contract or claim; and neither the Trustees, nor any of the Trust’s officers, employees, agents or independent contractors, whether past, present or future, shall be personally liable therefor.

The provisions of this Section 9.2 do not address or limit any claim that the Trust may have against any Person contracting with the Trust, or change any obligation owed to the Trust under any contract or otherwise.

Section 9.3.  Standard of Performance and Other Matters.

(a) Standard of Performance.  A Trustee shall perform his duties as a Trustee, including the duties as a member of a committee of the Trustees on which the Trustee serves, in good faith and in a manner that the Trustee believes to be in the best interests of the Trust. A Trustee shall be required to perform his duties as a Trustee only in accordance with such standard of performance, and no different or additional standard, whether under this Declaration or otherwise, shall be deemed to apply to a Trustee’s performance of his duties as a Trustee. This provision establishes the standard of performance required of a Trustee in performing his duties as a Trustee as permitted by Section 12-402(c) of the Maryland Act.

(b) Presumption.  Any action or failure to act by a Trustee shall be presumed to be in accordance with the standard of performance described in this Section 9.3, and any Person alleging the contrary shall bear the burden of proof that the action or failure to act was not consistent with such standard of performance.

(c) Reliance on Others.  The Trustees may rely upon advice of counsel or other experts with respect to the meaning and operation of this Declaration and their duties as Trustees hereunder, and shall be under no liability for any act or omission in accordance with such advice or for failing to follow such advice. In discharging their duties, the Trustees shall be entitled to rely upon the books and records of the Trust and upon written or oral reports made to the Trustees by any officer, employee or agent of the Trust, any Trustee or committee of Trustees, or any counsel to the Trust, the Trustees, any committee of Trustees or Trustee, or any independent registered public accounting firm and (with respect to the subject matter of the contract involved) any officer, partner or responsible employee of any other party to any contract entered into hereunder.

(d) Not Experts.  The appointment, designation or identification (including in any proxy or registration statement or other document) of a Trustee as chair of the Trustees, a member or chair of a committee of the Trustees, an expert on any topic or in any area (including an audit committee financial expert), or the lead independent Trustee, or as having experience, attributes or skills in any area, or any other appointment, designation or identification of a Trustee, shall not impose on that Person any standard or liability that is greater than that imposed pursuant to this Section 9.3 on that Person as a Trustee in the absence of the appointment, designation or identification, and no Trustee who has special attributes, skills, experience or expertise, or is appointed, designated or identified as aforesaid, shall be held to a higher standard by virtue thereof. In addition, no appointment, designation or identification of a Trustee as aforesaid shall affect in any way that Trustee’s rights or entitlement to exculpation, indemnification or advancement of expenses.

(e) No Bond or Surety.  The Trustees shall not be required to give any bond as such, nor any surety if a bond is required.

Section 9.4.  Liability of Third Persons Dealing with the Trust or Trustees.  No Person dealing with the Trust or the Trustees shall be bound to make any inquiry concerning the validity of any transaction made or to be made by the Trust or Trustees or to see to the application of any payments made or property transferred to the Trust or upon its order.

Section 9.5.  Indemnification and Advancement of Expenses.  Subject to the exceptions and limitations contained in this Section 9.5, every Person who is, or has been, a Trustee, officer, or employee of the Trust, including Persons who serve at the request of the Trust as directors, trustees, officers, employees, agents or independent contractors of another organization in which the Trust has an interest as a shareholder, creditor or otherwise (hereinafter referred to as a “Covered Person”), shall be indemnified by the Trust to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he becomes involved as a party, a witness or otherwise by virtue of his being or having been such a Trustee, director, officer, employee, agent or independent contractor and against amounts paid or incurred by him in settlement thereof.

No indemnification shall be provided hereunder to a Covered Person to the extent such indemnification is prohibited by applicable federal law.

The rights of indemnification herein provided may be insured against by policies maintained by the Trust, shall be severable, shall not affect any other rights to which any Covered Person may now or hereafter be entitled, shall continue as to a Person who has ceased to be such a Covered Person and shall inure to the benefit of the heirs, executors and administrators of such a Person.

Subject to applicable federal law, expenses of preparation and presentation of a defense to any claim, action, suit or proceeding subject to a claim for indemnification under this Section 9.5 shall be advanced by the Trust prior to final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification under this Section 9.5.

To the extent that any determination is required to be made as to whether a Covered Person engaged in conduct for which indemnification is not provided as described herein, or as to whether there is reason to believe that a Covered Person ultimately will be found entitled to indemnification, the Person or Persons making the determination shall afford the Covered Person a rebuttable presumption that the Covered Person has not engaged in such conduct and that there is reason to believe that the Covered Person ultimately will be found entitled to indemnification.

As used in this Section 9.5, the words “claim,” “action,” “suit” or “proceeding” shall apply to all claims, demands, actions, suits, investigations, regulatory inquiries, proceedings or any other occurrence of a similar nature, whether actual threatened or contemplated and whether civil, criminal, administrative or other, including appeals, and the words “liability” and “expenses” shall include without limitation, attorneys’ fees, costs, judgments, amounts paid in settlement, fines, penalties and other liabilities.

Section 9.6.  Further Indemnification.  Nothing contained herein shall affect any rights to indemnification to which any Covered Person or other Person may be entitled by contract or otherwise under law or prevent the Trust from entering into any contract to provide indemnification to any Covered Person or other Person. Without limiting the foregoing, the Trust may, in connection with the acquisition of Assets subject to liabilities pursuant to Section 4.2 hereof or a merger or consolidation pursuant to Section 10.2 hereof, assume the obligation to indemnify any Person including a Covered Person or otherwise contract to provide such indemnification.

Section 9.7.  Amendments and Modifications.  Without limiting the provisions of Section 11.1(b) hereof, in no event will any amendment, modification or change to the provisions of this Declaration or the Bylaws adversely affect in any manner the rights of any Covered Person to (a) indemnification under Sections 9.5 and 9.6 hereof in connection with any proceeding in which such Covered Person becomes involved as a party or otherwise by virtue of being or having been a Trustee, officer or employee of the Trust or (b) any insurance payments under policies maintained by the Trust, in either case with respect to any act or omission of such Covered Person that occurred or is alleged to have occurred prior to the time of such amendment, modification or change to this Declaration or the Bylaws.

Section 9.8.  Derivative Actions.  (a) The purpose of this Section 9.8 is to protect the interests of the Trust and its Holders by establishing a process that will permit legitimate inquiries and claims to be made and considered while avoiding the time, expense, distraction and other harm that can be caused to the Trust and its Holders as a result of spurious Holder demands and derivative actions.

(b) No Holder may bring a derivative or similar action or proceeding in the right or name of, or on behalf of, the Trust to recover a judgment in its favor (a “derivative action”) unless each of the following conditions is met:

(i) Each complaining Holder was a Holder at the time of the action or failure to act complained of, or acquired the Interests afterwards by operation of law from a Person who was a Holder at that time;

(ii) Each complaining Holder was a Holder at the time the demand required by subparagraph (iii) below was made;

(iii) Prior to the commencement of such derivative action, the complaining Holders have made a written demand on the Trustees requesting that the Trustees cause the Trust to file the action itself (a “demand”), which demand (A) shall be executed by or on behalf of no fewer than two complaining Holders, and (B) shall include at least the following:

(1) a detailed description of the action or failure to act complained of, the facts upon which each such allegation is made and the reasonably estimated damages or other relief sought;

(2) a statement to the effect that the complaining Holders believe in good faith that they will fairly and adequately represent the interests of similarly situated Holders in enforcing the right of the Trust and an explanation of why the complaining Holders believe that to be the case;

(3) a certification that the requirements of subparagraphs (i) and (ii) of this paragraph (b) have been met, as well as information and documentation reasonably designed to allow the Trustees to verify that certification;

(4) a list of all other derivative or class actions in which any of the complaining Holders is or was a named plaintiff, the court in which such action was filed, the date of filing, the name of all counsel to any plaintiffs and the outcome or current status of such actions;

(5) a certification of the Book Capital Account balance owned beneficially or of record by the complaining Holders at the time set forth in subparagraphs (i), (ii) and (iii) of this paragraph (b) and an undertaking that each complaining Holder will be a Holder as of the commencement of and throughout the derivative action and will notify the Trust in writing of any decrease, Withdrawal or other disposition by any of the complaining Holders within three business days thereof; and

(6) an acknowledgment of the provisions of paragraphs (f) and (g) of this Section 9.8 below;

(iv) Holders whose Book Capital Account balances (or subsequently acquired Interests in accordance with subparagraph (i) above) at the times specified in subparagraphs (i) and (ii) above and who own, at the commencement of the derivative action, represent at least five percent (5%) of the voting power of the Outstanding Interests must join in bringing the derivative action; and

(v) A copy of the proposed derivative complaint must be served on the Trust, assuming the requirements of subparagraphs (i) through (iv) above have already been met and the derivative action has not been barred in accordance with paragraph (d) below.

(c) Within 90 calendar days of the receipt of a Holder demand submitted in accordance with the requirements set forth in subparagraph (iii) of paragraph (b) above, those Trustees who are independent for purposes of considering the demand (the “independent Trustees”) will consider, with the assistance of counsel who may be retained by such Trustees on behalf and at the expense of the Trust, the merits of the claim and determine whether maintaining a suit would be in the best interests of the Trust; provided, however, that the independent Trustees shall not be required to consider a Holder demand that is not submitted in accordance with the requirements set forth in subparagraph (iii) of paragraph (b) above. If, during this 90-day period, those independent Trustees conclude that a determination as to the maintenance of a suit cannot reasonably be made within the 90-day period, those independent Trustees may extend the 90-day period by a period of time that the independent Trustees consider will be sufficient to permit them to make such a determination, not to exceed 60 calendar days from the end of the initial 90-day period (such 90-day period, as may be extended as provided hereunder, the “review period”). Notice of any such decision to extend the review period shall be sent in accordance with the provisions of Section 4.12 hereof to the complaining Holders, or the Holders’ counsel, if represented by counsel, in writing within five business days of any decision to extend the period. Trustees who are not deemed to be Interested Persons of the Trust are deemed independent for all purposes, including for the purpose of approving or dismissing a derivative action. A Trustee otherwise independent for purposes of considering the demand shall not be considered not to be independent solely by virtue of (i) the fact that such Trustee receives remuneration for his service as a Trustee of the Trust or as a trustee or director of one or more investment companies with the same or an affiliated investment adviser or underwriter, (ii) the amount of such remuneration, (iii) the fact that such Trustee was identified in the demand as a potential defendant or witness, or (iv) the fact that the Trustee approved the act being challenged in the demand if the act resulted in no material personal benefit to the Trustee.

(d) If the demand has been properly made under subparagraph (iii) of paragraph (b) above, and a majority of the independent Trustees have considered the merits of the claim and have determined that maintaining a suit would not be in the best interests of the Trust, the demand shall be rejected and the complaining Holders shall not be permitted to maintain a derivative action unless they first sustain the burden of proof to the court that the decision of the Trustees not to pursue the requested action was not consistent with the standard required of the Trustees set forth in Section 9.3. If upon such consideration a majority of the independent Trustees determine that such a suit should be maintained, then the appropriate officers of the Trust shall cause the Trust to commence that suit and such suit shall proceed directly rather than derivatively. The Trustees, or the appropriate officers of the Trust, shall inform the complaining Holders of any decision reached under this paragraph (d) by sending in accordance with the provisions of Section 4.12 hereof written notice to each complaining Holder, or the Holder’s counsel, if represented by counsel, within five business days of such decision having been reached.

(e) If notice of a decision has not been sent to the complaining Holders or the Holders’ counsel within the time permitted by paragraph (d) above, and subparagraphs (i) through (v) of paragraph (b) above have been complied with, the complaining Holders shall not be barred by this Declaration from commencing a derivative action.

(f) A complaining Holder whose demand is rejected pursuant to paragraph (d) above shall be responsible for the costs and expenses (including attorneys’ fees) incurred by the Trust in connection with the Trust’s consideration of the demand if, in the judgment of the independent Trustees, the demand was made without reasonable cause or for an improper purpose. A Holder who commences or maintains a derivative action in violation of this Section 9.8 shall reimburse the Trust for the costs and expenses (including attorneys’ fees) incurred by the Trust in connection with the action if the action is dismissed on the basis of the failure to comply with this Section 9.8. If a court determines that any derivative action has been brought without reasonable cause or for an improper purpose, the costs and expenses (including attorneys’ fees) incurred by the Trust in connection with the action shall be borne by the Holders who commenced the action.

(g) The Trust shall be responsible for payment of attorneys’ fees and legal expenses incurred by a complaining Holder in any circumstances only if required by law, and any attorneys’ fees the Trust is obligated to pay shall be calculated using reasonable hourly rates. The Trust shall not be responsible for payment of any attorneys’ fees incurred in connection with a Holder’s prosecution of a derivative action that are calculated on the basis of a contingency agreement or a percentage of recovery.

ARTICLE X

TERMINATION; MERGERS AND SALE OF ASSETS

Section 10.1.  Termination of Trust.  (a) Unless terminated as provided herein, the Trust shall continue without limitation of time. The Trust may be terminated at any time by the Trustees by written notice to the Holders of the Trust.

(b) Upon the requisite action of the Trustees to terminate the Trust, after paying or otherwise providing for all charges, taxes, expenses and liabilities, whether due or accrued or anticipated, as may be determined by the Trustees and as required by the Maryland Act, which may include the establishment of a liquidating trust or similar vehicle, the Trust shall, in accordance with such procedures as the Trustees consider appropriate, reduce the remaining Assets of the Trust to distributable form in cash or other securities, or any combination thereof, and distribute the proceeds to the Holders of the Interests in the Trust in the manner determined by the Trustees. Thereupon, the Trust shall terminate, and the Trustees and the Trust shall be discharged of any and all further liabilities and duties relating thereto or arising therefrom, and the right, title, and interest of all parties with respect to the Trust shall be canceled and discharged. Without limiting the provisions of the immediately preceding sentence, in the event that following the final distribution of the Assets of the Trust, the Trust receives or is entitled to receive any monies or other Assets, the Trustees shall be under no obligation to distribute or provide for the distribution of such monies or other Assets to the Holders of the Trust, but may make such other arrangements (including, without limitation, pursuant to any procedures that the Trustees may approve) for the disposition of such monies or other Assets as they shall determine in their sole and absolute discretion to be appropriate under the circumstances. Notwithstanding the foregoing, at their discretion, the Trustees may abandon any previously adopted plan to terminate the Trust at any time, with or without approval of the Holders of the Trust.

(c) Upon termination of the Trust, following completion of winding up of its business, the Trustees (or, if there is no remaining Trustee at that time, any remaining officer of the Trust) shall direct that a Certificate of Cancellation of the Trust be executed and filed with the SDAT.

Section 10.2.  Merger and Consolidation.  Subject to applicable law, the Trust may merge or consolidate with or into one or more business or statutory trusts or other business entities or series or classes thereof formed or organized or existing under the laws of Maryland or any other state or the United States or any foreign country or other foreign jurisdiction by the affirmative vote of two-thirds (2/3) of the Trustees. Pursuant to and in accordance with §12-607 of the Maryland Act, and notwithstanding anything to the contrary contained in this Declaration, an agreement of merger or consolidation so approved by the Trustees in accordance with this Section 10.2 may (a) effect any amendment to the governing instrument of the Trust; or (b) effect the adoption of a new governing instrument of the Trust if it is the surviving or resulting trust in the merger or consolidation.

Section 10.3.  Sale of Assets; Reorganization.  The Trustees may authorize the Trust, to sell, lease, transfer, pledge, exchange, convey or dispose of all or substantially all of the Trust Property, including its good will, to any one or more business or statutory trusts or other business entities, organized under the laws of Maryland or some other jurisdiction, upon such terms and conditions and for such consideration (which may include the assumption of some or all of the outstanding obligations and liabilities, accrued or contingent, whether known or unknown, of the Trust) as the Trustees may determine. Without limiting the generality of the foregoing, this provision may be utilized to permit the Trust to pursue its investment program through one or more subsidiary vehicles or to operate in a master-feeder or fund of funds structure without any action by the Holders.

Section 10.4.  Conversion.  The Trustees may authorize the creation of one or more business or statutory trusts or other business entities, organized under the laws of Maryland or some other jurisdiction, to which all or any part of the Assets, liabilities, profits, or losses of the Trust may be transferred and may provide for the conversion of Interests in the Trust into beneficial interests in any such newly created trust or trusts or any series or classes thereof.

ARTICLE XI

AMENDMENTS; FILINGS; MISCELLANEOUS

Section 11.1.  Amendments to Declaration and Certificate of Trust.  (a) The Trustees may by vote of a majority of the Trustees then in office amend or otherwise supplement the Declaration by making an amendment, a Declaration supplemental hereto or an amended and restated Declaration, provided, however, that an amendment to any provision of Article V hereof shall require the vote of two-thirds (2/3) of the Trustees then in office.

(b) Nothing contained in this Declaration shall permit the amendment of this Declaration to impair any exemption from or limitation of personal liability of any Person who is or has been a Holder, Trustee, officer, or employee of the Trust, or limit the rights to indemnification, advancement of expenses or insurance provided in Article IX with respect to actions or omissions of Persons entitled to indemnification, advancement of expenses or insurance under such Article prior to such amendment.

(c) The Trust’s Certificate of Trust may be amended at any time for any purpose as the Trustees may determine and such amendment shall be signed by one or more of the Trustees or by an officer of the Trust as duly authorized by vote of a majority of the Trustees then in office.

Section 11.2.  Filing of Certificate; Copies of Declaration; Counterparts; Headings.  Any amendment to the Certificate of Trust shall be filed with the SDAT. The original or a copy of this instrument and of each amendment and/or restatement hereto shall be kept in the office of the Trust where it may be inspected by any Holder. Anyone dealing with the Trust may rely on a certificate by an officer or Trustee of the Trust as to whether or not any such amendments or restatements have been made and as to any matters in connection with the Trust hereunder, and with the same effect as if it were the original, may rely on a copy certified by an officer or Trustee of the Trust to be a copy of this instrument or of any such amendments or restatements. This instrument may be executed in any number of counterparts, each of which shall be deemed an original. Headings are placed herein for convenience of reference only, and in case of any conflict, the text of this instrument, rather than the headings, shall control.

Section 11.3.  Trustees May Resolve Ambiguities.  The Trustees may construe any of the provisions of this Declaration insofar as the same may appear to be ambiguous or inconsistent with any other provisions hereof, and any such construction hereof by the Trustees shall be conclusive as to the meaning to be given to such provisions.

Section 11.4.  Applicable Law; Forum Selection; Jury Waiver.  (a) The Trust set forth in this instrument is created under and is to be governed by and construed and administered according to the laws of the State of Maryland, without reference to its conflicts of law rules, as a Maryland statutory trust under the Maryland Act, and without limiting the provisions hereof, the Trust specifically reserves the right to exercise any of the powers and privileges afforded to statutory trusts or actions that may be engaged in by statutory trusts under the Maryland Act, and the absence of a specific reference herein to any such power, privilege, or action shall not imply that the Trust may not exercise such power or privilege or take such actions.

(b) Notwithstanding the first sentence of Section 11.4(a) hereof, there shall not be applicable to the Trust, the Trustees, or this Declaration any provisions of the laws (statutory or common) of the State of Maryland (other than the Maryland Act) or any other state pertaining to trusts, including by way of illustration and without limitation, laws that relate to or regulate: (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges; (ii) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust; (iii) the necessity for obtaining a court or other governmental approval concerning the acquisition, holding, or disposition of real or personal property; (iv) fees or other sums applicable to trustees, officers, agents or employees of a trust; (v) the allocation of receipts and expenditures to income or principal; (vi) restrictions or limitations on the permissible nature, amount, or concentration of trust investments or requirements relating to the titling, storage, or other manner of holding of trust Assets; or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers or liabilities or authorities and powers of trustees if such laws are inconsistent with the limitations on liabilities or the authorities and powers of the Trustees set forth or referenced in this Declaration.

(c) No provision of this Declaration shall be effective to require a waiver of compliance with any provision of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended or the 1940 Act, or of any valid rule, regulation or order of the Commission thereunder.

(d) Any action commenced by a Holder, directly or derivatively, against the Trust, its Trustees or officers, shall be brought only in the U.S. District Court for the District of Maryland (Baltimore Division), or if such action may not be brought in that court, then such action shall be brought in the Circuit Court for Baltimore City (the

“Chosen Courts”). The Trust, its Trustees and officers, and its Holders (a) waive any objection to venue in either Chosen Court and (b) waive any objection that either Chosen Court is an inconvenient forum. The Trust, its Trustees and officers shall submit application to the Maryland Business and Technology Case Management Program for any action commenced in the Circuit Court for Baltimore City.

(e) In any action commenced by a Holder against the Trust, its Trustees or officers, or as a derivative action on behalf of the Trust there shall be no right to a jury trial. THE RIGHT TO A TRIAL BY JURY IS EXPRESSLY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.

Section 11.5.  Tax Status; Tax Matters Partner; Income Tax Information.  (a) It is intended that the Trust be treated as a partnership for federal income tax purposes. Notwithstanding anything to the contrary herein, no transfer of Interests shall be valid, and no repurchase of Interests shall be permitted, if such transfer or repurchase would cause the Trust to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code. The Trustees shall have the power to take all actions and to execute all forms and other documents that they determine, in their sole discretion, to be necessary to achieve such treatment, and the Trustees shall severally have the delegable authority on behalf of the Trust to sign any and all tax forms for that purpose. The Trustees shall annually designate for the Trust a “Tax Matters Partner” under Section 6231(a)(7) of the Code, and for this purpose the Trustees shall have the right to allow an entity or person to purchase Interests in the Trust to enable such entity or person to serve as Tax Matters Partner for the Trust, provided any Tax Matters Partner so designated shall continue to hold such office and all related authorities until a successor Tax Matters Partner is designated. The Tax Matters Partner shall be entitled to take such actions on behalf of the Trust, in any and all proceedings with the Internal Revenue Service, as the Tax Matters Partner determines to be necessary, convenient or advisable. The Tax Matters Partner shall be entitled to be paid by the Trust a reasonable fee for services rendered in connection with any tax proceeding, to be reimbursed by the Trust for all out-of-pocket costs and expenses incurred in connection with such a proceeding, and to be indemnified by the Trust (solely out of Trust Assets) with respect to any action brought against the Tax Matters Partner in connection with the settlement of such a proceeding.

(b) As soon as reasonably practicable after the end of each taxable year of the Trust (subject to reasonable delays in the event of the late receipt of any necessary financial statements or other relevant tax information from any investment), the Trustees shall prepare and send, or cause to be prepared and sent, to each person who was a Holder at any time during such taxable year copies of such information as may be required for applicable income tax reporting purposes, including copies of Schedule K-1 (“Partner’s Share of Income, Deductions, Credits, etc.”) or any successor schedule or form, for such person.

Section 11.6.  Provisions in Conflict with Law or Regulations.  (a) The provisions of this Declaration are severable, and if the Trustees shall determine, with the advice of counsel, that any such provision, in whole or in part, is in conflict with the 1940 Act, the applicable provisions of the Code, and the regulations thereunder, the Maryland Act or with other applicable laws and regulations, the conflicting provision, or the conflicting part or parts thereof, shall be deemed not to constitute a part of this Declaration; provided, however, that such determination shall not affect any of the remaining provisions of this Declaration or render invalid or improper any action taken or omitted prior to such determination.

(b) If any provision of this Declaration shall be held invalid or unenforceable, in whole or in part, in any jurisdiction, such invalidity or unenforceability shall attach only to such provision, or such part or parts thereof, in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of this Declaration in any jurisdiction.

Section 11.7.  Writings.  To the fullest extent permitted by applicable law, except as the Trustees may otherwise determine:

(a) any requirements in this Declaration or in the Bylaws that any action be taken by means of any writing, including, without limitation, any written instrument, any written consent or any written agreement, shall be deemed to be satisfied by means of any electronic record in such form that is acceptable to the Trustees provided such form is capable of conversion into a written form within a reasonable time; and

(b) any requirements in this Declaration or in the Bylaws that any writing be signed shall be deemed to be satisfied by any electronic signature in such form that is acceptable to the Trustees.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, being the sole Trustee of the Trust, has executed this instrument as of the date first written above.

R. Jay Gerken

[SIGNATURE PAGE TO DECLARATION OF TRUST

OF

PERMAL HEDGE STRATEGIES PORTFOLIO]